Exhibit 10.9

CDN. $17,638,652 CREDIT FACILITIES

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

BETWEEN

TRACE ENERGY SERVICES LTD., as Borrower
TRACE ENERGY SERVICES, INC, GEOKINETICS INC., QUANTUM GEOPHYSICAL, INC.
AND GEOPHYSICAL DEVELOPMENT CORPORATION, as Corporate Guarantors

AND

HSBC BANK CANADA, as Lender

dated

November 30, 2005

TABLE OF CONTENTS

CREDIT AGREEMENT

7.2	Funds	22
7.3	Application of Payments	22

Article 8 - REPRESENTATIONS AND WARRANTIES		22
8.1	General	22
8.2	Corporate Existence and Power	23
8.3	Authorization and Execution	23
8.4	No Contravention or Resultant Security Interest	24
8.5	Approvals or Consents	24
8.6	Binding Effect	25
8.7	Litigation	25
8.8	Defaults and Burdensome Provisions	25
8.9	Certain Claims	26
8.10	Other Information	26
8.11	No Omissions; Undisclosed Events	26

Article 9 - COVENANTS		27
9.1	General	27
9.2	Payment and Performance	27
9.3	Maintenance of Corporate Existence and Status	27
9.4	Compliance with Laws and Regulations	28
9.5	Financial Statements	28
9.6	Compliance Certificate	29
9.7	Other Financial Information	29
9.8	Certain Negative Covenants of the Borrower	29
9.9	Certain Negative Covenants of Geokinetics Inc.	30
9.10	Notice of Certain Events	30
9.11	Employee Incentive Plan	31
9.12	Lender May Perform	31

Article 10 - EVENTS OF DEFAULT AND ACCELERATION		31
10.1	Events of Default	31
10.2	Acceleration of Operating Credit Facility Upon Demand	33
10.3	Acceleration of Loan	34
10.4	Remedies Cumulative and Waivers	34

Article 11 - COSTS, EXPENSES AND INDEMNIFICATION		35
11.1	Costs and Expenses	35
11.2	Indemnification by the Borrower re Loan	35
11.3	Indemnification by the Loan Parties re Environmental Matters	36

Article 12 - GENERAL		37
12.1	Notice	37
12.2	Governing Law; Attornment	38
12.3	Obligations are Absolute	38
12.4	Set Off	39
12.5	Benefit of the Agreement	39
12.6	Assignment	39
12.7	Severability	40
12.8	Whole Agreement	40

2

12.9	Amendments and Waivers	40
12.10	Further Assurances	41
12.11	Time of the Essence	41
12.12	Termination	41
12.13	Inspection of the Mortgaged Property	41
12.14	Credit Reporting	41
12.15	Counterparts	42
12.16	Conflicting Provisions	42

3

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS AGREEMENT is made as of November 30, 2005, between TRACE ENERGY SERVICES LTD. (the “Borrower”), a corporation incorporated pursuant to the laws of the Province of Alberta, as borrower, TRACE ENERGY SERVICES, INC., a corporation incorporated pursuant to the laws of the State of Texas, GEOKINETICS INC., a corporation incorporated pursuant to the laws of Delaware, QUANTUM GEOPHYSICAL, INC., a corporation incorporated pursuant to the laws of Texas, and GEOPHYSICAL DEVELOPMENT CORPORATION, a corporation incorporated pursuant to the laws, of Texas (collectively, but jointly and severally, the “Corporate Guarantors”) and HSBC BANK CANADA (the “Lender”), a Canadian chartered bank, as lender.

THIS AGREEMENT is an amendment to and a restatement of that certain fourth amended and restated credit agreement (the “Fourth Amended and Restated Credit Agreement”) dated as of September 30, 2005, between the Borrower, Trace Energy Services, Inc. and the Lender.

THIS AGREEMENT replaces and supersedes any and all previous credit agreements and facility letters including, without limitation, the Fourth Amended and Restated Credit Agreement, as previously amended from time to time.

WHEREAS the Borrower has requested the Credit Facilities and the Lender has agreed to provide the Credit Facilities to the Borrower on the terms and conditions herein set forth;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1 — INTERPRETATION

1.             Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith, terms and expressions defined in the description of the parties hereto shall have those meanings herein and:

“Acceptable Receivables” means the aggregate of Canadian and United States accounts receivable of the Margin Parties, determined by the Lender from the most recent financial statements and aged list of accounts receivable of the Margin Parties, over which the Lender holds a first assignment or first security interest from customers approved by the Lender (such approval not to be unreasonably withheld) and which have been outstanding for not more than 90 days, from which shall be excluded accounts receivable from affiliated corporations and accounts receivable which are disputed by the Margin Parties’ customers or are subject to set off or are EDC Acceptable Receivables;

“Adverse Effect” means any material adverse change in the ability of the Loan Parties to consummate the transactions contemplated by, or perform their respective obligations under, the Documents;

“Agreement” means this credit agreement as amended, supplemented, modified or restated from time to time in accordance with the provisions hereof;

“Applicable Law” means, in relation to any Person, transaction or event, all applicable provisions, whether now or hereafter in effect, of laws, statutes, rules, regulations, official directives and orders of all federal, provincial and municipal governmental bodies (whether administrative, legislative, executive or otherwise and, in the case of any central bank, fiscal or monetary authority) and judgments, orders and decrees of all courts, arbitrators, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party or by which it is bound or having application to the transaction or event in question;

“Banker’s Acceptance” means a non-interest bearing depository bill subject to the Depository and Notes Act (Canada) or bill of exchange drawn by the Borrower in Canadian Dollars, accepted by the Lender and issued for value pursuant to this Agreement;

“Banking Day” means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta, but does not in any event include a Saturday or a Sunday or a bank holiday under Applicable Law;

“Borrower’s Counsel” means the firm of Chamberlain, Hrdlicka, White, Williams and Martin or such other firm of legal counsel as the Loan Parties may from time to time designate and, where the context so requires, shall include agents of the Borrower’s Counsel in jurisdictions other than Alberta;

“Canadian Dollars” and “Cdn. $” mean the lawful money of Canada;

“Certificate of the Borrower”, “Notice of the Borrower” and “Request of the Borrower” mean, respectively, a written certificate, notice or request addressed to the Lender and signed in the name of the Borrower by an Officer;

“Certificate of the Corporate Guarantors” means a written certificate, notice or request addressed to the Lender and signed in the name of the Corporate Guarantors by an Officer;

“Contaminant” includes, but is not limited to, any pollutants, noise, dangerous substances, liquid waste, industrial waste, hauled liquid waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants including any of the foregoing as defined in any Environmental Law now or hereafter effective;

“Credit Facilities” means collectively the Operating Credit Facility, the Term Credit Facilities, the Foreign Exchange Credit Facility and the MasterCard Credit Facility;

“Default” means any of the events specified in Section 10.1, whether or not in connection therewith there has been fulfilled or has occurred any requirement of notice or lapse of time or the happening of any further condition or event for such event to become an “Event of Default”;

“Documents” means this Agreement, the Security Documents, the certificates, directions to pay and other documents delivered or to be delivered to or for the benefit of the Lender pursuant hereto or thereto and all amendments, replacements, substitutions, renewals and supplementals relating thereto and, when used in relation to any Person, the term “Documents” shall mean and refer to the Documents executed and delivered by such Person;

“Drawdown” means the advance of funds pursuant to the Term Credit Facilities by the Lender to the Borrower as contemplated hereby;

“Drawdown Date” means the date on which the Drawdown is made pursuant to the provisions hereof, which shall be a Banking Day, or, if there is more than one Drawdown, the date on which the initial Drawdown is made;

“Drawdown Notice” means a Notice of the Borrower in substantially the form of Schedule 1, duly completed with all information necessary to effect a Drawdown of the Term Credit Facilities, to be given to the Lender by the Borrower pursuant to Section 2.2;

“EDC Acceptable Receivables” means the aggregate of Canadian and United States accounts receivables of the Margin Parties, determined by the Lender from the most recent financial statements and aged list of accounts receivable of the Margin Parties, over which the Lender holds a first assignment or first security interest from customers approved by the Lender (such approval not to be unreasonably withheld), which have not been outstanding for more than 90 days and which are insured by Export Development Corporation, from which shall be excluded accounts receivable from affiliated corporations and accounts receivable which are disputed by the Margin Parties’ customers or are subject to set off;

“Environmental Law” means any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances, official directives and all authorizations, relating to the environment, occupational health and safety, or any Environmental Activity, to which the Loan Parties or the Lender is subject;

“Environmental Activity” means any past, present or future activity, event or circumstance in respect of a Contaminant including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil, surface water or groundwater;

Event of Default” means any of the events specified in Section 10.1 in respect of which any requirement therein stipulated of notice or of lapse of time or the happening of any further condition or event has occurred or been fulfilled;

“GAAP” and “generally accepted accounting principles” mean generally accepted accounting principles as described in Section 1.4;

“Interest Payment Date” means the last day of each and every month;

“Lender’s Branch” means the branch of the Lender at 407 - 8th Avenue S.W., Calgary, Alberta T2P 1E5, or such other branch in Calgary, Alberta, as the Lender may from time to time designate by notice to the Borrower;

“Lender’s Counsel” means the firm of Fraser Milner Casgrain LLP or such other firm of legal counsel as the Lender may from time to time designate and, where the context so requires, shall include agents of the Lender’s Counsel in jurisdictions other than Alberta;

“Loan” means the Credit Facilities to be made hereunder together with all principal, interest and fees and other amounts outstanding under any of the Documents from time to time;

“Loan Parties” means, collectively, but jointly and severally, the Borrower and the Corporate Guarantors;

“Margin Parties” means, collectively, the Borrower and Trace Energy Services, Inc.

“Margin Requirement” means the aggregate of 75% of Acceptable Receivables and 90% of EDC Acceptable Receivables;

“Mortgaged Property” means, collectively, all undertaking and all the property and assets of the Loan Parties, real and personal, both present and future, of whatsoever nature and kind and wheresoever situated, which has been or will be mortgaged and charged to the Lender pursuant to any of the Security Documents;

“Net Book Value” means the dollar value of the Margin Parties’ fixed assets (excluding assets leased from HSBC Bank of Canada, Leasing Division, or others) net of accumulated depreciation as reported on its balance sheet from time to time, to be determined in accordance with generally accepted accounting principles;

“Operating Credit Facility” means the demand revolving operating credit facility provided hereunder in the maximum principal amount of Cdn. $9,000,000, subject to any change in accordance with the provisions hereof;

“Outstandings” means any amount of the Loan, whether for principal, interest or otherwise, the payment of which has not been made when due;

“Permitted Encumbrances” means, as of any particular time and with respect to any Person, any one or more of the following:

(a)           liens for taxes, rates and assessments not yet due or, if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by such Person and where security in the form of cash, a bank draft or a letter of credit of a Canadian chartered bank, a surety bond of an insurer carrying on business in Canada acceptable to the Lender or other security satisfactory to the Lender has been deposited with the Lender or the relevant taxing authority if such deposit is requested by the Lender, in an amount sufficient to pay such taxes, rates and assessments and all interest and costs in connection therewith and liens for the excess of the amount of any past due taxes for which a final assessment has not been received over the amount of such taxes as estimated and paid;

(b)           the lien of any judgment rendered, or claim filed, against such Person which is being contested diligently and in good faith by appropriate proceedings by such Person, and which does not have a material adverse affect on such Person, its business or property or in respect of which there shall have been deposited with the Lender security in the form referred to in paragraph (a) above in an amount sufficient to pay such judgment or claim;

(c)           any lien arising under legislation dealing with mechanics liens or the privileged claims of builders or suppliers of material, provided that the lien is being contested diligently and in good faith by appropriate proceedings if permitted by the applicable legislation and any required holdback is being maintained in accordance with such legislation, undetermined or inchoate liens and charges arising under any such legislation, a claim for which shall not at the time have been registered against the subject property and of which notice shall not at the time have been given to such Person, and any lien or charge under any such legislation which relates to obligations not overdue or delinquent;

(d)           any Security Interest howsoever ranking for which provision has been made by the deposit with the Lender of security in the form referred to in paragraph (a) above in an amount sufficient to pay the same and all interest and costs in connection therewith at maturity;

(e)           reservations, exceptions, limitations, provisos and conditions expressed in any original grant from the Crown and as set out in the Land Titles Act (Alberta) which do not materially adversely impair the use of the subject property;

(f)            licences, easements, rights-of-way, servitudes and rights in the nature of easements (including, without in any way limiting the generality of the foregoing, licences, easements, rights-of-way, servitudes and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cable) and other restrictions which in the opinion of the Lender will not in the aggregate materially and adversely impair the use of the subject property or in respect to which such Person has made satisfactory arrangements for relocation so that such use will not in the aggregate be materially and adversely impaired;

(g)           zoning, planning, development and building restrictions, by-laws and ordinances, municipal by-laws and regulations, and restrictive covenants, which will not in the opinion of the Lender materially impair the use of the subject property for the purposes for which it is held by such Person;

(h)           title defects or irregularities which are of a minor nature and which in the aggregate will not materially affect the security granted to the Lender pursuant to the Security Documents or materially impair the use of the subject property for the purposes for which it is held by such Person;

(i)            Security Interests securing obligations of such Person under any capital lease (the categorization as such to be determined in accordance with GAAP) incurred in the ordinary course of such Person’s business and limited to the property acquired in the transaction in which the capital lease obligation was incurred;

(j)            Security Interests securing all or any portion of the purchase price of property purchased by such Person in the ordinary course of its business and to be used in connection with such business, limited to the property acquired in the transaction in which the purchase money obligation was incurred;

(k)           Security Interests securing obligations of such Person incurred or assumed in the ordinary course of such Person’s business in favour of suppliers or other Persons for the deferred purchase price of goods supplied to such Person, limited to the property acquired in the transaction in which the supplier obligation was incurred;

(l)            security to a public utility or other municipality or government or to any statutory or public authority when required by such utility, municipality, government or other authority in connection with the operations of such Person which in the opinion of the Lender will not in the aggregate materially affect the security for the Loan;

(m)          the right reserved to or vested in any municipality or public authority to condemn, expropriate or designate a purchaser of such property;

(n)           any statutory liens or charges as contained and set out in any legislation to which any property is subject and a claim for which shall not at the time have been registered and of which notice in writing shall not at the time have been given to such person and which has priority over the Security Interests constituted by the Security Documents (other than liens of workmen, builders, contractors, engineers or suppliers of material); and

(o)           any Security Interest consented to in writing by the Lender;

“Person” means an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual;

“Prime Rate” means the floating annual rate of interest established and recorded by the Lender from time to time as a reference rate for the purposes of determining rates of interest it will charge on loans in Canada denominated in Canadian dollars and which the Lender acknowledges was four and three-quarters percent (4.75%) on November 21, 2005.  A certificate of a Vice-President of the Lender shall be conclusive evidence of the Prime Rate from time to time;

“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust which might occur in any manner whatsoever;

“Security Documents” any or all of the following:

the agreements, securities, instruments and assurances heretofore granted to the Lender by the Loan Parties or any other Person for the purpose of securing the repayment to the Lender of the Loan, or any portion thereof;

the agreements, securities, instruments and assurances described or contemplated in this Agreement including, without limitation, in Article 4 hereof; and

any other agreements, securities, instruments or assurances granted by the Loan Parties or any other Person to the Lender prior, concurrently with or subsequent to the date hereof for the purpose of securing the repayment to the Lender of the Loan, or any portion thereof;

“Security Interest” means any assignment, mortgage, charge, pledge, lien, hypothec, encumbrance securing or in effect securing an obligation or any indebtedness of any Person, conditional sale, title retention agreement or security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, legal or equitable, perfected or not;

“Term Credit Facilities” means the Term Credit Facility #1 and the Term Credit Facility #2;

“Term Credit Facility #1” means the term non-revolving credit facility provided hereunder in the maximum principal amount of Cdn. $5,621,652, subject to any change in accordance with the provisions hereof;

“Term Credit Facility #2” means the term non-revolving credit facility provided hereunder in the maximum principal amount of Cdn. $2,937,500, subject to any change in accordance with the provisions hereof;

“U.S. Base Rate” means the floating annual rate of interest established and recorded by the Lender from time to time as a reference rate for the purpose of determining rates of interest it will charge on loans in Canada denominated in United States Dollars based on a 360 day year and which the Lender acknowledges was seven and one-half (7.5%) on November 21, 2005.  A certificate of an assistant vice-president, manager or account manager of the Lender shall be, absent manifest error, conclusive evidence of the U.S. Base Rate from time to time;

“U.S. Base Rate Loan” means a drawdown in U.S. Dollars for which the U.S. Base Rate is the reference interest rate;

“U.S. Dollars” and “U.S.” means the lawful money of United States.

1.2          Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of or Schedules to this Agreement.

1.3          Number

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.4          Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles in Canada from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.  Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any Document, such determination or calculation shall (unless the context otherwise requires), to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.

1.5          Per Annum Calculations

Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest “per annum” or a similar expression is used, such interest shall be calculated using the nominal rate method, and not the effective rate method, of calculation and on the basis of a calendar year of 365 days or 366 days, as the case may be, unless otherwise specified herein.

1.6          Included Words; Inclusiveness

Where any term or expression is defined herein, derivations of such term or expression shall have a corresponding meaning.  Words and terms denoting inclusiveness (such as “include” or “includes” or “including”) or particularity (such as “in particular” or “such as”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

1.7          Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule 1 - Drawdown Notice

Schedule 2 - Existing Litigation

ARTICLE 2 — THE CREDIT FACILITIES

2.1          The Credit Facilities

Subject to the terms and conditions hereof, the Lender shall make the Credit Facilities available to the Borrower.  The Credit Facilities shall consist of the following:

(a)           a Cdn. $5,621,652 term non-revolving credit facility (the “Term Credit Facility #1”);

(b)           a Cdn. $2,937,000 term non-revolving credit facility (the “Term Credit Facility #2”);

(c)           a Cdn. $9,000,000 demand revolving operating credit facility (the “Operating Credit Facility”);

(d)           a USD $500,000 demand revolving foreign exchange credit facility (the “Foreign Exchange Credit Facility”), as a sublimit of the Operating Credit Facility;

(e)           a Cdn. $80,000 MasterCard credit facility (the “MasterCard Credit Facility”).

2.2          Manner of Borrowing

The Borrower has already made Drawdowns under the Term Credit Facilities which were requested by a Drawdown Notice, and each is fully advanced.  The Borrower already has access to advances under the Operating Credit Facility.

2.3          Purpose

The Credit Facilities were made available as follows:

(a)           the Term Credit Facility #1 was previously used by the Borrower to refinance previous term indebtedness to the Lender and repatriate or distribute capital to the shareholder of the Borrower;

(b)           the Term Credit Facility #2 was previously used by the Borrower to assist with the acquisition of seismic stations;

(c)           the Operating Credit Facility is to be used by the Borrower to assist its day-to-day working capital and operating requirements, future acquisitions and for the issuance of bank guarantees and letters of credit;

(d)           the Foreign Exchange Credit Facility is to be used by the Borrower to purchase foreign exchange contracts for major currencies by the Lender, to a maximum contract length of one year.

2.4          Nature of the Credit Facilities

Outstandings under the Term Credit Facilities and the MasterCard Credit Facility shall not exceed 60% of the Net Book Value, subject to reduction as set forth in Section 6.1.

The Operating Credit Facility is a revolving credit and, accordingly, the Borrower may utilize the facility up to a maximum of Cdn. $9,000,000, subject to the Borrower maintaining the Margin Requirement.  Outstanding balances under the Operating Credit Facility shall be reduced by daily U.S. Dollars deposits held by the Borrower when determining whether the Borrower has maintained the Margin Requirement from time to time provided that the outstanding balance of the Operating Credit Facility does not exceed Cdn. $9,000,000 at any time.  The Operating Credit Facility shall include, as a sublimit, the amount of $1,000,000 U.S. Dollars, and the Foreign Exchange Credit Facility.  The amount of Cdn. $1,000,000 shall be available for the issuance of bank guarantees and letters of credit to a maximum of 365 days.

The Borrower shall ensure that the “Foreign Exchange Percentage” (as hereafter defined) of the aggregate face amount of outstanding forward foreign exchange contracts under the Foreign Exchange Credit Facility at no time exceeds the amount of USD $500,000 and at no time places the Borrower in excess of the Margin Requirement.  All liabilities of the Lender under any foreign exchange contract shall be fulfilled by the Borrower as they fall due.  For the purpose herein, “Foreign Exchange Percentage” means the notional risk percentage(s) established and recorded by the Lender from time to time based on the Lender’s assessment of the foreign exchange market.

2.5          Account of Record

The Lender shall open and maintain books of account evidencing the Loan and all other amounts owing by the Loan Parties to the Lender hereunder.  The Lender shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Loan Parties hereunder.  The information entered in the foregoing accounts shall, subject to manifest error, constitute evidence of the obligations of the Loan Parties to the Lender hereunder with respect to the Loan and all other amounts owing by the Loan Parties to the Lender hereunder.  After a request by the Loan Parties the Lender shall promptly advise the Loan Parties of such entries made in the Lender’s books of account.

ARTICLE 3 — CONDITIONS PRECEDENT TO DRAWDOWN

3.1          Lender’s Conditions for Drawdown

The obligation of a Lender to effect a Drawdown is subject to satisfaction of the following conditions precedent:

(a)           the Lender shall have received a favourable legal opinion of Lender’s Counsel as to the validity, binding effect and enforceability of this Agreement and the Security Documents and the Security Interests constituted thereby and the due registration thereof and as to such further matters of a legal nature relating to the Loan Parties, this Agreement or the Security Documents as the Lender may reasonably request;

(b)           the Lender shall have received, prior to the Drawdown Date, a favourable legal opinion of the Borrower’s Counsel addressed to the Lender and the Lender’s Counsel as to (i) the due incorporation and valid and subsisting nature of the Loan Parties; (ii) the power and authority of the Loan Parties to execute and deliver and perform their obligations under this Agreement and the Security Documents referred to in Section 4.2 hereof; (iii) the due execution and delivery by the Loan Parties of this Agreement and the Security Documents referred to in Section 4.2 hereof; (iv) the non-violation of this Agreement and the Security Documents referred to in Section 4.2 hereof with the provision of existing law; (v) this Agreement and the Security Documents referred to in Section 4.2 hereof not being, to the best of their knowledge, inconsistent with or constituting a default under other obligations of the Loan Parties; (vi) this Agreement and the Security Documents referred to in Section 4.2 hereof not being in conflict with the Loan Parties’ articles of incorporation, by-laws or corporate resolutions; and (vii) no legal proceeding against the Loan Parties taking place, to the best of their knowledge, which might materially adversely affect their ability to perform their obligations under this Agreement or the Security Documents referred to in Section 4.2 hereof;

(c)           no Default shall have occurred and be continuing hereunder and no Default shall occur hereunder as a result of the making of the Drawdown and a Certificate of the Borrower and a Certificate of the Corporate Guarantor addressed to the Lender dated the proposed Drawdown Date to that effect shall have been received by the Lender;

(d)           all representations and warranties herein shall have been true and correct in all material respects when made and additionally shall be true and correct in all material respects on and with effect from the Drawdown Date and a Certificate of the Borrower and a Certificate of the Corporate Guarantor addressed to the Lender dated the proposed Drawdown Date to those effects shall have been received by the Lender;

(e)           the Lender shall have received, prior to the initial Drawdown Date, in respect of each corporate Loan Party (i) a certificate of status and certified true copies of its constating documents, each of the foregoing from appropriate governmental authorities and (ii) certified copies of the by-laws (or equivalent), and resolutions of its boards of directors or shareholders, as applicable, authorizing the transactions contemplated hereby and the execution, delivery and performance of the Documents and such certification shall indicate that such resolutions are in full force and effect in such form;

(f)            all of the Documents shall be in form and substance satisfactory to the Lender and Lender’s Counsel;

(g)           the Security Documents shall have been executed and delivered and registered or filed at all registries or filing offices necessary or of advantage (in the reasonable opinion of Lender’s Counsel) to preserve and protect the efficacy and priority thereof;

(h)           the Lender shall have received evidence that the Loan Parties carry all risk insurance (including extended coverage endorsements) in amounts and from an insurer acceptable to the Lender on the Mortgaged Property showing the Lender as first loss payee by way of standard mortgage endorsement, the said policy to include public liability insurance;

(i)            the Loan Parties shall provide to the Lender a satisfactory equipment list evidencing the Net Book Value of various equipment, such list to include serial numbers, if applicable;

(j)            the Borrower shall provide to the Lender a copy of any unanimous shareholder’s agreement relating to the shareholders of the Borrower;

(k)           the Bank shall be provided with an independent evaluation of fixed assets of the Loan Parties, in form and content satisfactory to the Lender, indicating a fair market value of not less than (Cdn.)$13,600,000.  An orderly liquidation value of the fixed assets of the Loan Parties shall also be provided with the independent evaluation (both previously provided);

(l)            the Borrower shall provide to the Lender a copy of the Purchase Agreement between Geokinetics Inc. and SCF Partners related to the purchase and sale of the Borrower’s shares;

(m)          the Borrower shall provide the Lender with written confirmation satisfactory to the Lender that Geokinetics Inc. has raised sufficient equity to satisfy the purchase price to acquire the Borrower’s shares.

3.2          Waiver

The conditions set forth in Section 3.1 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part in its discretion (with or without terms or conditions), prior to a Drawdown.

ARTICLE 4 — SECURITY

4.1          Existing Security Documents

As security for all of the indebtedness, liabilities and obligations of the Loan Parties to the Lender from time to time, each of the Loan Parties, as the case may be, confirms and acknowledges that it has previously executed and delivered to the Lender and shall hereby maintain in effect so long as this Agreement has not been terminated under Section 12.13, the following:

(a)           a line of credit by way of current account overdraft agreement evidencing advances under the Operating Credit Facility by the Borrower;

(b)           an agreement for U.S. dollar line of credit by way of account overdraft evidencing U.S. Dollar advances under the Operating Credit Facility by the Borrower;

(c)           promissory note(s) of the Borrower, evidencing advances under the Term Credit Facilities;

(d)           Security Over Cash, Credit Balances and Deposit Instruments by Customer by the Borrower;

(e)           an agreement for foreign exchange contracts by the Borrower;

(f)            a general security agreement of the Borrower granting a security interest to the Lender on all of the Borrower’s present and after-acquired personal property and a floating charge on all other assets and registered specifically, where required, against serial numbered items (currently registered in Alberta, British Columbia, Saskatchewan and Texas);

(g)           a general assignment of book debts of the Borrower granting a security interest to the Lender on all of the Borrower’s book debts (currently registered in Alberta, British Columbia, Saskatchewan and Texas);

(h)           an unlimited guarantee of Trace Energy Services, Inc. whereby it guarantees repayment of the Loan to the Lender;

(i)            a general security agreement Trace Energy Services, Inc. granting a security interest to the Lender on all of its present and after-acquired personal property and a floating charge on all other assets and registered specifically where required against serial numbered items (currently registered in Alberta, British Columbia, Saskatchewan and Texas);

(j)            a general assignment of book debts Trace Energy Services, Inc. granting a security interest to the Lender on all of its book debts (currently registered in Alberta, British Columbia, Saskatchewan and Texas);

(k)           a banker’s acceptance agreement;

(l)            an acknowledgement and confirmation of Trace Energy Services, Inc. that its unlimited corporate guarantee previously given to the Lender shall extend to the Credit Facilities.

The Security Interests created by all of the above Security Documents shall (subject always to Permitted Encumbrances) rank at the time of the Drawdown Date or at the time of the execution and delivery thereof and in each case at all times thereafter, as first priority Security Interests, perfected by possession or confirmed registration, filing or recordation, as applicable.

4.2          Undertaking to Grant Additional Security Documents

As security for all the indebtedness, liabilities and obligations of the Loan Parties to the Lender from time to time, each of the Loan Parties, as the case may be, shall and hereby covenants to execute and deliver to the Lender prior to the Drawdown Date and maintain in effect so long as this Agreement has not been terminated under Section 12.12, the following:

(a)           an unlimited grantee of each of the other Corporate Guarantors whereby it guarantees repayment of the Loan to the Lender.

The Security Interests created by all of the above Security Documents shall (subject always to Permitted Encumbrances) rank at the time of the Drawdown Date or at the time of the execution and delivery thereof and in each case at all times thereafter, as first priority Security Interests, perfected by possession or confirmed registration, filing or recordation, as applicable.

4.3          Security Effective Notwithstanding Drawdown Date

The Security Interests constituted or required to be created hereby or by any Security Document shall be effective and continuing whether the monies hereby or there-by secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Security Interests or before or after or upon the date of execution of this Agreement.

4.4          Attachment of Security

Each of the Loan Parties acknowledges, covenants and agrees on its own behalf and with respect to the Security Documents executed by it that:

(a)           any Security Documents issued or granted by it in favour of the Lender prior to the completion of the execution of this Agreement by all of the parties hereto shall (i) be conclusively deemed to have been issued or granted in consideration of, inter alia, the execution of this Agreement by the Lender, and (ii) constitute valid and binding security for all the indebtedness, liabilities and obligations of the Loan Parties under the Credit Facilities or any of the Documents from time to time, notwithstanding that any of such Documents may have been executed and (in certain cases) registered, filed or recorded at certain registries and offices of public record prior to the execution and any advance of funds hereunder;

(b)           the fact that any of the Security Documents described in Section 4.4(a) were executed, registered, filed or recorded prior to the completion of the execution of this Agreement by all of the Loan Parties hereto shall not be raised or pleaded as a defence or the basis of any counterclaim in any proceedings relating to the Security Documents (or any portion thereof) or the enforcement of this Agreement, nor form the basis of any claim or cause of action by any of the Loan Parties against the Lender or any other Person acting on its behalf; and

(c)           the Security Interests created in the Security Documents described in Section 4.4(a) attached forthwith upon the completion of the execution and delivery thereof (except to the extent they relate to property in which the Loan Parties have no interest in which case they attach at the time that the Loan Parties, as applicable, acquire any interest therein) and have at all times secured and shall at all times secure all the indebtedness, liabilities and obligations of the Borrower in respect of the Credit Facilities or the Documents from time to time and the security described in Sections 4.1 and 4.2 will continue at all times to secure the Outstandings from time to time; and

(d)           the Security Documents described in Sections 4.1 and 4.2 executed and delivered after execution of this Agreement and the Security Interests created pursuant thereto shall attach at the time of execution of the relevant Security Document (except to the extent they relate to property in which the Loan Parties have no interest in which case they attach at the time that the Loan Parties, as applicable, acquire any interest therein).

4.5          Extensions, Etc.

The Lender may grant extensions, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower, or any other Persons, sureties, or securities, as the Lender, in its sole discretion, may see fit, all without prejudice to the liability of any Loan Party or the Lender’s rights under this Agreement.

4.6          No Merger

The taking of any security as provided under this Agreement or any Security Document shall not operate by way of merger of any of the obligations of any Loan Party under this Agreement or any Security Document, or of any Security Interest, guarantee, contract, promissory note, bill of exchange or security in any other form, whether or not similar to the foregoing, and no judgment recovered by the Lender shall operate by way of merger or in any way affect the security provided for in this Agreement, which shall be in addition to and not in substitution for any other security now or hereafter held by or behalf of the Lender whether for the Loan or under any Security Document. For greater certainty, no judgment recovered by the Lender shall operate by way of merger or in any way affect the obligation of any Loan Party to pay interest at the rates, times and compounded as provided in this Agreement.  Without limiting the generality of the foregoing, the Facility Letter shall not merge in this Agreement or be superseded or replaced but shall remain in full force and effect; and the terms and conditions provided in the Facility Letter shall, subject to Section 12.17 hereof, be applicable to the Loan as well as the terms and provisions of this Agreement.

ARTICLE 5 — PAYMENT OF INTEREST AND FEES

5.1          Interest

The Borrower shall pay interest on the daily balance outstanding on the Term Credit Facilities and remaining unpaid from time to time both before and after maturity or default at a rate per annum equal to five-eights of one percent (5/8 of 1%) per annum above the Prime Rate in effect from time to time, calculated daily and compounded monthly from the respective dates of such advances, on the last day of each and every month during the currency of this Agreement, commencing with the month in which the Drawdown is made and continuing to and including the date the entire amount of the Term Credit Facilities have been repaid.  If the Prime Rate changes and so often as the same occurs during the currency of this Agreement, the rate of interest charged on the Term Credit Facilities shall change on the same day and in the same amount as the Prime Rate shall have changed.

The Borrower shall pay interest on the daily balance outstanding on the Operating Credit Facility remaining unpaid from time to time both before and after maturity or default at a rate per annum equal to one-half of one percent (1/2 of 1%) per annum above the Prime Rate in effect from time to time, calculated daily and compounded monthly from the respective dates of borrowings, on the last day of each and every month during the currency of this Agreement commencing with the month in which the Drawdown is made and continuing to and including the date the entire amount of the Operating Credit Facility has been repaid.  If the Prime Rate changes and so often as the same occurs during the currency of this Agreement, the rate of interest charged on the Operating Credit Facility shall change on the same day and in the same amount as the Prime Rate shall have changed.

To the extent that the Borrower utilizes the Operating Credit Facility in U.S. Dollars, the Borrower shall pay interest on the daily balance outstanding for such amount at the rate per annum equal to one-half of one percent (1/2 of 1%) per annum above the U.S. Base Rate in effect from time to time, calculated daily and compounded monthly from the respective dates of borrowings on the last day of each and every month during the currency of this Agreement commencing in the month in which the initial Drawdown (of U.S. Dollars) is made and continuing to and including the date the entire amount of the U.S. Dollars borrowed under the Operating Credit Facility has been repaid.  If the U.S. Base Rate changes and so often as the same occurs during the currency of this Agreement, the rate of interest charged on the U.S. Dollar portion on the Operating Credit Facility shall change on the same day and in the same amount as the U.S. Base Rate may have changed.

5.2          Borrower’s Option to Utilize Banker’s Acceptances

The Borrower shall have the option to borrow by way of Banker’s Acceptance in relation to the Term Credit Facilities and the Operating Credit Facility.  A stamping fee of one and three-quarters (1¾%) percent per annum shall be payable at the time of acceptance of each Banker’s Acceptance under the Operating Credit Facility, charged on the full amount of the Banker’s Acceptance, calculated over the term of the Banker’s Acceptance.  A stamping fee of one and seven-eights (1 7/8%) percent per annum shall be payable at the time of acceptance of each Banker’s Acceptance under the Term Credit Facilities, charged on the full amount of the Banker’s Acceptance, calculated over the term of the Banker’s Acceptance.  The maximum term of any Banker’s Acceptance shall be 364 days.

5.3          Issuance of Guarantees or Letters of Credit

Upon the issuance of any guarantee or standby letter of credit by the Lender under the Operating Credit Facility, a fee equal to one and one-quarter (1¼%) per cent per annum shall be paid to the Lender, calculated against the face amount and over the term of each guarantee or letter of credit.

5.4          No Deduction etc.

All interest and fees to be paid hereunder shall accrue from day to day and shall be paid without allowance or deduction for deemed re-investment or otherwise howsoever, both before and after maturity and before and after default and/or judgment, if any, until payment thereof.

5.5          Interest on Overdue Interest, Unpaid Costs and Expenses

Notwithstanding any other provision hereof, in the event that any amount due hereunder (including, without limitation, any interest payment and unpaid costs and expenses) is not paid when due (whether by acceleration or otherwise), the Borrower shall and hereby agrees to pay to the Lender interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by Applicable Law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is made before 3:00 p.m. (Calgary time) at the Lender’s Branch on the date of such payment), and such interest shall accrue daily, be calculated and compounded on the last Banking Day of each calendar month and be payable in Canadian Dollars on demand, after as well as before maturity, Default and judgment, at a rate per annum that is equal to the same rate(s) charged on the principal relating thereto (or, in the event of different interest rates on the principal, arrears of interest shall bear interest at the same rate charged on that portion or those portions of the principal which relates to the interest in arrears), and arrears in unpaid costs, expenses and other amount due hereunder shall bear interest at a rate per annum that is equal to the Prime Rate from time to time plus three percent (3%) per annum.

5.6          Application Fee

The Lender acknowledges receipt from the Borrower of an irrevocable application fee in the amount of Cdn. $45,000, which sum is the property of the Lender as consideration for its time, effort and expense incurred in the review of documents and financial statements.  The Borrower acknowledges and agrees that determination of such costs is not feasible and the aforementioned sum represents a reasonable estimate thereof.

5.7          Administration Fee

The Borrower shall pay to the Lender on the last day of each month, an administration fee of Cdn. $1,000 with respect to the Operating Credit Facility, such fee to be charged only in those months in which the Operating Credit Facility is utilized, and shall be debited to the Borrower’s current account on the last day of the month.

5.8          Additional Fees

The Borrower shall pay to the Lender the following:

(a)           a monthly business internet banking fee of Cdn. $50;

(b)           a fee of 0.25% per annum on the unused portion of the Operating Credit Facility in excess of $5,000,000 based on the average outstandings for the previous quarter and paid quarterly in arrears.

ARTICLE 6 — REPAYMENT OF LOAN

6.1          Repayment

The Borrower shall pay the entire unpaid amount of the Operating Credit Facility on demand by the Lender.  If an Event of Default has accrued, the Borrower shall pay the entire unpaid amount of the Term Credit Facilities on demand by the Lender.  Until demanded, accelerated or otherwise, in which case the unpaid portion of the Loan shall immediately become due and payable, principal payments on the Term Credit Facility #1 shall be paid in equal monthly instalments of Cdn. $193,334 on the last day of each month with full repayment no later than April 30, 2008, and principal repayments on the Term Credit Facility #2 shall be paid in equal monthly instalments of Cdn. $62,500 with full repayment no later than September 30, 2009.

6.2          Optional Repayment of Principal

Provided there does not exist a Default hereunder, the Borrower may at any time and from time to time on any Banking Day repay, without bonus or penalty to the Borrower, the whole or any part of the Loan, provided that the Borrower shall give notice to the Lender of such prepayment at least one (1) Banking Day prior to the proposed repayment date.

ARTICLE 7 — PLACE AND APPLICATION OF PAYMENTS

7.1          Place of Payment of Principal, Interest and Fees

All payments of principal, interest, fees or other amounts to be made by the Loan Parties to the Lender pursuant to this Agreement shall be made for value on the day such amount is due hereunder at the Lender’s Branch, provided the Lender receives funds from the Borrower before 3:00 p.m. (Calgary time) and if such funds are not received by such time, or if such day is not a Banking Day, on the Banking Day next following, by deposit or transfer thereof at the time specified herein to the account of the Lender for such purpose or to such other place or account as the Lender may from time to time notify the Borrower.

7.2          Funds

Each amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in such form of funds as may from time to time be customarily used for the settlement of banking transactions in Canadian Dollars in Calgary, Alberta similar to the banking transactions required to give effect to the provisions of this Agreement for value on the day such advance, disbursement or payment is to be made.

7.3          Application of Payments

All payments made by the Borrower hereunder shall (unless mutually agreed among the Loan Parties and the Lender) be applied in the following order:

(a)           to amounts due hereunder as fees;

(b)           to amounts due hereunder as costs and expenses;

(c)           to amounts due hereunder as interest on overdue amounts;

(d)           to amounts due hereunder as interest; and

(e)           to amounts due hereunder as principal.

ARTICLE 8 — REPRESENTATIONS AND WARRANTIES

8.1          General

The Borrower hereby represents and warrants to the Lender the accuracy of each of the matters set out in this Article 8 (and the Corporate Guarantor hereby represents and warrants to the Lender the occurrence of each of the matters that pertain to it or the Documents that it has executed) and they acknowledge that the Lender has entered into this Agreement and agreed to make the Credit Facilities available to the Borrower in full reliance upon these representations and warranties.  Any investigations made at any time by or on behalf of the Lender shall not diminish in any respect whatsoever its right to rely on the representations and warranties in this Agreement or in any certificates, instruments or opinions of counsel.  All statements contained in a Certificate of the Borrower or a Certificate of the Corporate Guarantor or in any instruments delivered by or on behalf of the Borrower or the Corporate Guarantor under or pursuant to this Agreement or in connection with any provision hereof shall constitute representations and warranties made by the Borrower and the Corporate Guarantor to the Lender under this Agreement.

8.2          Corporate Existence and Power

Each of the Loan Parties (a) is and will continue to be a duly formed and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation; (b) is and will continue to be duly qualified and licensed as a foreign or extra-provincial corporation in each jurisdiction where its assets or the business conducted by it with respect thereto makes such qualification necessary or of advantage or where it maintains an office for the conduct of business; and (c) has and will continue to have all necessary power and authority to own or hold its assets, to carry on its businesses with respect thereto as now conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under this Agreement, the other Documents and all documents referred to herein or therein to which it is, or is to be, a party.

8.3          Authorization and Execution

The execution, delivery and performance of its obligations under this Agreement and the other Documents to which each of the corporate Loan Parties, as applicable, is, or is to be, a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all corporate or other action of each of the corporate Loan Parties necessary to ensure its and their respective validity and legality.

8.4          No Contravention or Resultant Security Interest

The execution, delivery and performance of this Agreement and the other Documents to which each of the Loan Parties, as applicable, is, or is to be, a party and the consummation of the transactions contemplated hereby or thereby and the enforcement hereof and thereof by the Lender or any trustee or agent appointed under or pursuant to the terms of any of the Documents do not and will not (a) conflict with, contravene or result in a breach of or exceed the limitations or privileges contained in or conferred by, or constitute a default under or accelerate the time for payment of any indebtedness or enforcement of any obligation under, any of the terms, conditions or provisions of (i) the constating documents of the corporate Loan Parties, (ii) any resolutions of shareholders or directors or consent instruments in lieu thereof, by-laws, shareholders’ agreements, or articles of the corporate Loan Parties, or (iii) any agreement or instrument, licence or consent to which the applicable Loan Party is a party or by which it or any of its assets is bound or affected; (b) result in or require the creation or imposition of any Security Interest upon any Loan Party or its respective assets other than in favour of the Lender; or (c) contravene any provision of Applicable Law.

8.5          Approvals or Consents

Except those which have been obtained or will be obtained prior to the Drawdown Date and are or will be on the Drawdown Date in full force and effect, no present authorization, consent, approval, order, licence, permit or other action by, or filing, registration, declaration or qualification with or before, or publication or giving of notice to, any Person, and in particular to any governmental authority or regulatory body or any agency, department or division of any thereof, is of advantage or required to be obtained, given or made for (a) the due execution and delivery by the Loan Parties, as applicable, of this Agreement and the other Documents to which it is or may be a party; (b) the perfection, protection or ranking of the Security Documents that create a Security Interest or the Security Interests thereof; (c) the performance of the terms of this Agreement and the other Documents (d) the enforcement of this Agreement or any of the other Documents by the Lender or any agent or trustee appointed under or pursuant to any thereof; or (e) the consummation of the transactions contemplated by this Agreement and the other Documents.

8.6          Binding Effect

This Agreement and each of the other Documents executed or to be executed by the Loan Parties, as applicable, constitute, or will at the time of delivery in each case constitute, the legal, valid and binding obligations of the Loan Parties, as applicable, enforceable against it or them, respectively, in accordance with the terms hereof or thereof subject to any qualifications or limitations contained in the opinions delivered by the Lender’s Counsel or the Borrower’s Counsel under Section 3.1 hereof.

8.7          Litigation

(a)           Other than as set forth in Schedule 2, there are no actions, suits or proceedings pending, or, to the best of the knowledge, information and belief of the Loan Parties, threatened in or before any court, arbitrator or governmental or other public authority, or before any private dispute resolving body, in Canada or elsewhere which could have a material adverse affect on (i) the legality, validity, binding effect or enforceability of, or the ability of the Loan Parties to perform this Agreement, the other Documents or any of the transactions or obligations contemplated hereby or thereby, or (ii) any of the Mortgaged Property.

(b)           No order, judgment, writ, injunction, decree, determination or award of any court, arbitrator, governmental or other public authority or private dispute resolving body exists with respect to the Loan Parties, which could affect (i) the legality, validity, binding effect or enforceability of, or the ability of the Loan Parties as applicable, to perform, this Agreement, the other Documents or any of the transactions or obligations contemplated hereby or thereby, or (ii) any of the Mortgaged Property.

8.8          Defaults and Burdensome Provisions

(a)           Each of the Loan Parties is not in material default in the performance or observance of any of its obligations, covenants or conditions contained in any contract, agreement or instrument, including any bond, debenture, note, conditional sale agreement, lease or other document of whatever kind to which it is a party evidencing or constituting or providing for the issuance, creation, evidencing or securing of any indebtedness for borrowed money.

(b)           No Default or Event of Default has occurred and is continuing.

(c)           None of the Loan Parties is aware of any event that has occurred and is continuing which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute a material contravention of or default under any agreement or instrument by which the Loan Parties or any of the Mortgaged Property are bound or affected.

8.9          Certain Claims

(a)           The Mortgaged Property is not, and at the time of the Drawdown Date and thereafter will not be, subject to any Security Interest, other than Permitted Encumbrances or encumbrances permitted by the terms of the Security Documents.

(b)           As of the date hereof after due inquiry, the Loan Parties are not aware of any Person enforcing or seeking to enforce or having given notice of its intention to enforce any Security Interest or any right of first refusal, right of first purchase or similar right or option relating to any portion of the Mortgaged Property which Security Interest or right could (on any facts or circumstances) if enforced, have an Adverse Effect.

8.10        Other Information

All information, materials and documents delivered by the Loan Parties to the Lender in connection with the transactions contemplated by this Agreement were and will be, as the case may be

(a)           complete and accurate in all material respects as at their respective dates, and as at date of delivery thereof to the Lender,

(b)           if delivered to the Lender prior to the date hereof, are additionally complete and accurate (except to the extent superseded by later information, materials or documents dealing with the same subject-matter) in all material respects on and as of the date hereof, and

(c)           if delivered to the Lender prior to the Drawdown Date, will be complete and accurate in all material respects on the initial Drawdown Date, subject to any changes in the normal and ordinary course of the Borrower’s business.

8.11        No Omissions; Undisclosed Events

The Loan Parties have given to the Lender all information necessary to make any statements contained herein not misleading in light of the circumstances in which they are given, and there is no fact which materially adversely affects or, so far as the Loan Parties can (after diligent inquiry) reasonably foresee, will materially adversely affect the Mortgaged Property, the Loan Parties’ title thereto, as applicable, or each Loan Party’s ability to perform its respective obligations under this Agreement, the other Documents or any document referred to herein or therein to which it is or is to be a party.

ARTICLE 9 — COVENANTS

9.1          General

The Loan Parties covenant and agree, as applicable, with the Lender as set forth in this Article 9, each such covenant and agreement to remain in force and effect until this Agreement has been terminated under Section 12.13 and the Loan Parties have no further indebtedness or liability hereunder or under any other Documents or, in the case of provisions stated to survive termination, until the discharge thereof.  The covenants and agreements set forth in this Article 9 are without limitation to any covenants, undertakings or agreements elsewhere contained herein or in any other Documents.

9.2          Payment and Performance

The Borrower will punctually pay all amounts falling due hereunder, whether for principal, fees or interest or otherwise howsoever, as and when the same fall due and at the places and manner provided herein and the Loan Parties shall perform all other obligations to be performed under the terms of the Documents by the applicable Loan Party at the times and places and in the manner provided for herein or therein.

9.3          Maintenance of Corporate Existence and Status

The Loan Parties shall each (a) keep and maintain its corporate existence, status and authority, and (b) not vary or amend its by-laws or its instruments of incorporation without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed) and unless such variation or amendment would not be likely to prejudice the rights of the Lender under any Document or adversely affect, in a material manner, the ability of each corporate Loan Party to perform its obligations under any Documents to which it is a party.

9.4          Compliance with Laws and Regulations

The Loan Parties shall each duly observe and comply in all respects with all Applicable Laws, regulations and orders of governmental authorities relating to any portion of its assets or its ownership thereof or its business in relation thereto, if non-compliance would result in an Adverse Effect.

9.5          Financial Statements

The Loan Parties shall furnish to the Lender financial statements as follows, such financial statements to be prepared in accordance with generally accepted accounting principles on a basis consistent with prior years:

(a)           within 120 days after the ends of each fiscal year of the Borrower, audited year end financial statements for the Borrower, on a consolidated basis, signed by the directors of the Borrower;

(b)           within 120 days after the end of each fiscal year of Geokinetics Inc., audited year end financial statements for Geokinetics Inc., signed by its directors;

(c)           within 120 days after the end of each fiscal year of each Loan Party, non-consolidated year end financial statements for such Loan Party, prepared on an internal basis;

(d)           within 120 days after the end of each fiscal year of the Borrower, pro forma financial statements and cash flow forecast and budget for the following fiscal year of the Borrower, on a consolidated basis;

(e)           within 120 days after the end of each fiscal year of the Borrower, a listing of fixed assets of the Loan Parties with Net Book Value;

(f)            within 30 days of each calendar month end, aged listings of accounts receivable and payable of the Margin Parties;

(g)           within 30 days of each quarter end, an internally prepared consolidated income statement and balance sheet of the Borrower and an internally prepared unconsolidated income statements and balance sheets of the Loan Parties.

The Borrowers shall apply depreciation allowance in attendance with GAAP to its quarterly in-house financial statements to ensure that the Lender is provided with an up-to-date listing and Net Book Value of the Loan Parties’ fixed assets on an ongoing basis.

9.6          Compliance Certificate

The Borrower shall upon the request of the Lender, within one hundred and twenty (120) days after the end of each fiscal year, cause to be prepared and delivered to the Lender a Certificate of the Borrower in respect of the applicable fiscal year certifying that no Default or Event of Default has occurred hereunder or, if any Default or Event of Default has occurred, particulars thereof and an explanation of the steps being taken or proposed to remedy the same.

9.7          Other Financial Information

The Borrower shall furnish to the Lender such other financial and operating reports and statements and other information on the financial condition or business or affairs of the Loan Parties as the Lender may reasonably request from time to time.

9.8          Certain Negative Covenants of the Borrower

Without the consent of the Lender, the Borrower shall not:

(a)           declare or pay dividends on any class or kind of its shares, repurchase or redeem any of its shares or reduce its capital in any way whatsoever;

(b)           other than Permitted Encumbrances, grant or allow any lien, charge, privilege, hypothec, lease or other encumbrance, whether fixed or floating, to be registered against or exist on any of the Mortgaged Property save as specifically provided herein;

(c)           become guarantor or endorser or otherwise become liable upon any note or other obligation other than in the normal and ordinary course of the Borrower’s business;

(d)           permit its ratio of consolidated debt to tangible net worth (as determined in accordance with GAAP) to exceed 2.25:1 during the month of December 2005; and thereafter, 2.25:1 during the months of January to April annually and 1.75:1 during the months of May to December annually; where debt shall include all external liabilities but shall exclude future income taxes and tangible net worth shall include all share capital and retained earnings, from which shall be deducted any intangible assets and amounts due from shareholders;

(e)           amalgamate with or permit all or substantially all of its assets to be acquired by any other Person or permit any reorganization or change of control of the Borrower;

(f)            permit its ratio of consolidated current assets to current liabilities to at any time be less than 1.25:1 (0.90:1 for the period ending December 2005).  For the purpose of this calculation, the current portion of long term debt shall be excluded from current liabilities;

(g)           permit its ratio of consolidated net cash flow to total debt service to at any time be less than 1.30:1 (1.15:1 for the period ending December 31, 2005).  Net cash flow will be calculated on a rolling four quarters basis and total debt service will be calculated using “Net Debt”.  Net debt is defined as total debt less total cash on hand.  For calculation purposes, net debt is amortized over a 5 year period.

9.9          Certain Negative Covenants of Geokinetics Inc.

Without the consent of the Lender, Geokinetics Inc. shall not:

(a)           permit its ratio of consolidated debt to tangible net worth (as determined in accordance with GAAP) to exceed 2.00:1; where debt shall include all external liabilities but shall exclude future income taxes and tangible net worth shall include all share capital and retained earnings, from which shall be deducted any intangible assets and amounts due from shareholders;

(b)           permit its ratio of consolidated current assets to current liabilities to at any time be less than 1.10:1.  For the purpose of this calculation, the current portion of long term debt shall be excluded from current liabilities;

(c)           permit its ratio of consolidated net cash flow to total debt service to at any time be less than 1.30:1 (1.15:1 for the period ending December 31, 2005).  Net cash flow will be calculated on a rolling four quarters basis and total debt service will be calculated using “Net Debt”.  Net debt is defined as total debt less total cash on hand.  For calculation purposes, net debt is amortized over a 5 year period.

9.10        Notice of Certain Events

The Loan Parties shall each promptly advise the Lender in writing of:

(a)           any litigation commenced against it or threatened, the final outcome of which is reasonably likely to have an Adverse Effect;

(b)           the occurrence of any Default or Event of Default;

(c)           all asset dispositions in excess of $500,000, prior to such disposition;

(d)           all asset acquisitions in excess of $2,500,000, prior to such acquisition.

9.11        Employee Incentive Plan

The Loan Parties shall promptly provide to the Lender copies of any employee incentive, bonus or similar plan in effect from time to time.

9.12        Lender May Perform

If any of the Loan Parties shall fail to perform any act which it is required to perform under any of the Documents the Lender may, in its absolute but reasonable discretion, perform or cause to be performed such act at the Loan Parties’ expense, and may pay such money at the Loan Parties’ expense, and thereupon, without prejudice to the rights of the Lender to damages and other remedies available at law or in equity hereunder or otherwise, the Loan Parties shall immediately repay to the Lender all reasonable expenses so incurred and all amounts so paid by the Lender, together with interest thereon at the rate payable on overdue interest under Section 5.4 from time to time from and after the date that the Lender incurs such expense or makes such payment, and the amount of each such expense and payment, and interest thereon, shall be secured by the Security Documents.

ARTICLE 10 — EVENTS OF DEFAULT AND ACCELERATION

10.1        Events of Default

The following events constitute Events of Default hereunder:

(a)           if any Loan Party fails to make any payment of any interest or portion thereof when due hereunder or under any Document or on demand, if so payable;

(b)           if any Loan Party fails to make any payment, other than interest, when due hereunder or under any Document or on demand, if so payable;

(c)           if any Loan Party fails to observe or perform any term, covenant or agreement contained in this Agreement or any other Document including, without limitation, the Facility Letter (other than those covered by Sections 10.1(a) and (b)) to which it is a party and such failure is not remedied within ten (10) Banking Days after notice from the Lender to the Borrower of such failure;

(d)           if any statement, representation or warranty of a Loan Party or any of its employees or agents, as applicable, set forth in this Agreement, a Document, a

Certificate of the Borrower or a Certificate of the Corporate Guarantors shall prove to have been untrue or incomplete and may result in an Adverse Effect;

(e)           if any Loan Party shall (i) institute or commence proceedings to be adjudicated a bankrupt or insolvent or enter liquidation, or consent to the filing of a bankruptcy or insolvency proceeding against it; or (ii) file, institute or commence or otherwise take any proceeding or proposal relating to reorganization, adjustment, arrangement, composition, compromise, stay of proceedings, or relief similar to any of the foregoing under any Applicable Law regarding bankruptcy, insolvency, reorganization or relief of debtors; or (iii) consent to the filing of any such proceeding; or (iv) consent to the appointment of a receiver, liquidator or trustee or assignee in bankruptcy, liquidation, reorganization or insolvency of any Loan Party, or of a substantial part of its assets; or (v) make an assignment for the benefit of creditors; or (vi) admit in writing its inability to pay its debts generally as they become due; or (vii) voluntarily suspend transaction of its usual business; or (viii) generally not be paying its debts as they come due; or (ix) take any corporate or other action authorizing or in furtherance of any of the foregoing;

(f)            if (i) in a court having jurisdiction in the premises there shall have been entered a judgment, decree or order which has not been reversed on appeal and is not stayed pending the outcome of appeals adjudging any Loan Party a bankrupt or insolvent, or for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or for liquidation, reorganization, insolvency, compromise, composition, arrangement or other plan of any Loan Party or a substantial part of its assets or property or for a stay of proceedings or the winding-up or liquidation of its affairs; or (ii) any proceeding is filed, instituted or commenced by any Person seeking liquidation, reorganization or winding-up, adjustment, arrangement, compromise, composition, stay of proceedings or similar relief of or for any Loan Party under any Applicable Law regarding bankruptcy, insolvency, reorganization or relief of debtors except in either such case (aa) if the affected Loan Party has filed an appeal or objection thereto in the appropriate court or office within the lesser of the applicable appeal period and five (5) Banking Days of entry thereof (and, in the case of (i) above, if and for so long as the effects thereof are stayed and, in the case of (ii) above, unless and until a final judgment, decree or order is entered, in which case (i) shall, subject to these exceptions, apply) or filing, institution or commencement thereof, as applicable, and (bb) for any transaction consented to in writing by the Lender;

(g)           if any proceeding with respect to any Loan Party is commenced under the Companies’ Creditors Arrangement Act or the Bankruptcy and Insolvency Act or similar legislation or any Loan Party shall seek or take any proceeding or be the subject of any proceeding relating to a compromise or arrangement with creditors or claimants (other than any such proceeding in the ordinary course of business which is by its terms not applicable to the Lender or any Person on its behalf);

(h)           if any Loan Party is insolvent or makes an unapproved sale of all or substantially all of its assets;

(i)            if any Loan Party should have its charter revoked or rescinded or its existence in any way terminated;

(j)            if the Borrower fails to repay any borrowed money when due or causes or permits any default to exist or other event under any agreement or instrument relating to an obligation to repay borrowed money if the effect of such default or obligation is to accelerate or to permit the acceleration of the maturity of such borrowed money in an amount in excess of $100,000;

(k)           if an encumbrancer, lienor or any other Person with a Security Interest lawfully takes possession of any material portion of the assets of any Loan Party;

(l)            if any material provision of a Document is or is declared to be unenforceable, invalid or illegal in any respect or should fail to provide charges of the types or priorities herein or therein provided for;

(m)          if a material adverse change in the financial condition of the Borrower or any of the Corporate Guarantors occurs in the reasonable discretion of the Lender; or

(n)           if the Lender in good faith believes and has reasonable commercial grounds to believe that any of the Mortgaged Property is or is about to be placed in jeopardy.

10.2        Acceleration of Operating Credit Facility Upon Demand

If the Lender shall demand payment of the Operating Credit Facility, the entire principal amount of the Operating Credit Facility then outstanding and all accrued and unpaid interest thereon shall become immediately due and payable with interest thereon, at the rate or rates determined as herein provided, to the date of actual payment thereof, all without any other notice, presentment, protest, demand, notice of dishonour or any other demand whatsoever, all of which are hereby expressly waived by the Borrower.  In such event the Lender may, in its discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding authorized or permitted by Applicable Law for the recovery of all of the aforementioned indebtedness, liabilities and obligations of the Loan Parties to the Lender and proceed to exercise any and all rights hereunder or under any other Document and no such remedy for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

10.3        Acceleration of Loan

If any Event of Default shall occur (including, without limitation, the non-payment of any amount of the Operating Credit Facility upon demand by the Lender), and the Lender shall demand payment thereof,

(i)            the entire principal amount of the Loan then outstanding and all accrued and unpaid interest thereon, and

(ii)           all other payments due hereunder,

shall, at the option of the Lender, become immediately due and payable with interest thereon, at the rate or rates determined as herein provided, to the date of actual payment thereof, all without any other notice, presentment, protest, demand, notice of dishonour or any other demand whatsoever, all of which are hereby expressly waived by the Borrower.  In such event the Lender may, in its discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding authorized or permitted by Applicable Law for the recovery of all the indebtedness, liabilities and obligations of the Loan Parties to the Lender and proceed to exercise any and all rights hereunder or under any other Document and no such remedy for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

10.4        Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lender hereunder or under any other Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy, or procurement of a judgment in respect of a default or breach of any term, covenant, condition or matter contained in this Agreement or other Document or instrument executed pursuant to this Agreement shall not be deemed to operate as a merger of or be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled in respect of such default or breach.  Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct by the Lender shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lender under this Agreement or any other Document or instrument executed pursuant to this Agreement.

ARTICLE 11 — COSTS, EXPENSES AND INDEMNIFICATION

11.1        Costs and Expenses

(a)           The Borrower shall pay promptly upon notice from the Lender all reasonable costs and expenses in connection with preparation, printing, execution and delivery of this Agreement and the other Documents, whether or not any Drawdown has been made hereunder, including without limitation, the reasonable fees and out-of-pocket expenses of Lender’s Counsel on a solicitor and his own client basis with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement and the other Documents.

(b)           Except for ordinary expenses of the Lender relating to the day-to-day administration of this Agreement, the Borrower further agrees to pay within ten Banking Days of demand by the Lender all reasonable costs and expenses in connection with the preservation or enforcement of the rights of the Lender under this Agreement (including any interpretation of the Documents or the validity and enforceability thereof in connection with any actual or potential Default or Event of Default) and other Documents, including, without limitation, all reasonable costs, fees and out-of-pocket expenses of Lender’s Counsel on a solicitor and his own client basis and reasonable expenses sustained by the Lender as a result of any failure by the Borrower to perform or observe any of its obligations hereunder, together with interest at the Prime Rate plus one-half of one percent (½  of 1%) per annum from and after such tenth Banking Day if such payment is not made by such time.

11.2        Indemnification by the Borrower re Loan

In addition to, and without duplication of, any liability of the Borrower to the Lender under any other provision hereof, the Borrower shall indemnify the Lender and hold the Lender harmless against any reasonable loss or expense incurred by the Lender including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required to fund or maintain the Loan, as a result of:

(a)           any Event of Default or breach or failure by the Borrower to fulfil any of its obligations hereunder or to complete the Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(b)           the Borrower’s failure to pay any other amount, including without limitation any interest or fee, due hereunder on its due date;

(c)           the Borrower’s failure to give any notice required to be given by it to the Lender hereunder; or

(d)           the failure of the Borrower to make any other payment when and as due hereunder.

11.3        Indemnification by the Loan Parties re Environmental Matters

The Loan Parties hereby indemnify and hold harmless the Lender against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges and expenses (including reasonable legal fees on a solicitor and his own client basis), of any nature whatsoever suffered or incurred by the Lender due to the actions or inactions of the Loan Parties on account of any Environmental Law, including the assertion of any lien thereunder, with respect to:

(a)           the Release of a Contaminant affecting any property, the threat of the Release of any Contaminant affecting any property or the presence of any Contaminant affecting any property, including any loss of value of property as a result of any of the foregoing;

(b)           any costs of removal or remedial action incurred by the Government of Canada or any provincial government or any costs incurred by any other person or damages from injury to any property, destruction of any property, or loss of natural resources in relation to any property, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Law;

(c)           liability for personal injury or property damage arising under any statutory or common law tort theory including, without limitation, third party, consequential, indirect damages and damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity at or near any property;

(d)           any other environmental matter affecting any property within the jurisdiction of any federal environmental agency, or any provincial or local environmental agency; and

(e)           all environmental, health, reclamation and clean up costs and obligations associated with or pertaining to the abandonment or reclamation of any property or any wells, facilities, buildings, fixtures or equipment located thereon.

The Loan Parties’ obligations under this Section 11.3 shall arise upon the discovery of the presence of any Contaminant or upon the creation of an obligation to abandon, reclaim or clean up any property, whether or not any federal agency or any provincial or local environmental agency has taken or threatened any action in connection with the presence of any Contaminant and, notwithstanding anything contained in this Agreement to the contrary, shall survive the full repayment of the Loan and the termination of this Agreement.

ARTICLE 12 — GENERAL

12.1        Notice

Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telecopy, rapifax or other electronic means of communication addressed to the respective parties as follows:

To the Loan Parties:

3815 – 32nd Avenue N.E.

Calgary, Alberta

T1Y 7C1

Attention:  The President

Telecopy No.:  (403) 265-1693

To the Lender:

HSBC Bank Canada

407 - 8th Avenue S.W.

Calgary, Alberta

T2P 1E5

Attention:  The Manager

Telecopy No.:  (403) 693-8561

with a copy to:

Fraser Milner Casgrain LLP

Fifth Avenue Place

30th Floor, 237 - 4th Avenue S.W.

Calgary, Alberta

T2P 4X7

Attention:  Mr. Gary J. Cochrane

Telecopy No.:  (403) 268-3100

or to such other address or telecopy number or rapifax number as any party may from time to time notify the others in accordance with this Section 12.1.  Any demand, notice or communication made or given by personal delivery during usual business hours at the place of receipt on a Banking Day shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by personal delivery after usual business on a Banking Day or by telecopier or other electronic means of communication on the first Banking Day following the transmittal thereof.

12.2        Governing Law; Attornment

(a)           This Agreement shall be governed by and construed in accordance with the Applicable Laws prevailing in the Province of Alberta, and not the provisions of laws of other jurisdictions which may be referred to pursuant to such laws in order to determine any question.  There shall be no application of any conflict of laws rules inconsistent with this Section 12.2(a).

(b)           The parties hereto do hereby irrevocably submit and attorn to the non-exclusive jurisdiction of the Courts of the Province of Alberta for all matters arising out of or relating to this Agreement, or any other Document, or any of the transactions contemplated hereby or thereby.

12.3        Obligations are Absolute

The obligations of the Loan Parties under this Agreement and the other Documents shall be absolute and (except as otherwise expressly stated herein) unconditional irrespective of:

(a)           any lack of genuineness, legality, validity, enforceability or value of any of the Documents or any other agreements or instruments relating thereto or any collateral therefor;

(b)           any change in the time, manner or place of payment of, or in any other term of, any of the Documents, or any amendment or waiver of or any consent to departure from this Agreement or any other Documents;

(c)           any exchange, release or non-perfection of any of this Agreement or any other Document or any release or amendment or waiver of or consent to departure from any undertaking of any Person respecting any of this Agreement or any of the other Documents;

(d)           any failure to obtain any governmental approvals necessary or appropriate in connection with this Agreement or any of the other Documents;

(e)           the existence at any time of any Default or Event of Default; or

(f)            any impossibility or impracticality of performance, or force majeure, any act of any government or any agency or instrumentality thereof, or any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment or other performance hereunder is rescinded or must otherwise be returned or unwound for any reason, all as though such payment had not been made or such performance had not occurred.  The obligations of the Loan Parties under this Agreement shall not be subject to reduction, termination or other impairment by reason of any set-off, recoupment, counterclaim or defence or for any other reason.

12.4        Set Off

Following an Event of Default which remains unremedied, the Lender may, without notice to the Borrower, combine, consolidate or merge all or any of its accounts with, and liabilities to, the Lender and may set off or transfer any sum standing to the credit of any such accounts in or towards the satisfaction of any sum due from the Borrower to the Lender under this Agreement, and may do so notwithstanding that the balances on such accounts and the liabilities may not be expressed in the same currency and the Lender is hereby authorized to effect any necessary conversions at such rate of exchange as it reasonably determines, acting in good faith.

12.5        Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the Loan Parties and the Lender and their respective successors and assigns.

12.6        Assignment

(a)           The Lender may, with the prior consent of the Borrower (such consent not to be unreasonably withheld) at any time and from time to time, sell, assign, transfer or grant an interest in the Loan to another bank or financial institution.  The Lender shall promptly notify the Borrower of such sale, assignment, transfer or grant and upon the assignee assuming the obligations of the Lender hereunder, the Lender shall have no further obligation hereunder with respect to such interest.  No such sale, assignment, transfer or grant shall obligate the Borrower to pay any amount hereunder in addition to any amount the Borrower would have been required to pay hereunder had such sale, assignment, transfer or grant not taken place.

(b)           The Borrower or any other Loan Party shall not assign its rights or obligations hereunder without the prior written consent of the Lender, which consent may be arbitrarily withheld.

12.7        Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.8        Whole Agreement

This Agreement constitutes the whole and entire agreement between the parties hereto and cancels and supersedes any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof, including the provisions of any term sheet or commitment letter.

12.9        Amendments and Waivers

Any provision of this Agreement may be amended only if the Loan Parties and the Lender so agree in writing and, except as otherwise specifically provided herein, may be waived only if the Lender so agrees in writing.

Any such waiver and any consent by the Lender, under any provision of this Agreement must be in writing and may be given subject to any conditions thought fit by the person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

12.10      Further Assurances

Each of the Loan Parties and the Lender shall promptly cure any default by it in the execution and delivery of this Agreement, the Documents or of any other agreements provided for hereunder to which it is a party.  The Loan Parties, at their expense, shall each promptly execute and deliver to the Lender, upon request by the Lender, all such other and further documents, agreements, opinions, certificates and instruments in compliance with, or accomplishment of, the covenants and agreements of the Loan Parties hereunder or to make any recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

12.11      Time of the Essence

Time shall be of the essence with regard to this Agreement.

12.12      Termination

This Agreement shall be effective as of its date until the full amount of the Loan and all other amounts outstanding hereunder have been indefeasibly paid to the Lender.

12.13      Inspection of the Mortgaged Property

The Lender shall have the right (on notice to the applicable Loan Party) to inspect the Mortgaged Property and the Loan Parties’ business at any reasonable time and, in any event, not less than quarterly.

12.14      Credit Reporting

The Loan Parties hereby consent to the Lender obtaining from any credit reporting agency or from any Person such information as the Lender may require at any time.  The Loan Parties hereby further consent to the disclosure at any time of any information concerning them to any credit grantor or credit reporting agency with whom they, or any one of them, have financial relations.

12.15      Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one full set of counterparts.

12.16      Conflicting Provisions

In case of any conflict or inconsistency between any provision of this Agreement and any provision of the Security Documents or any other agreement by the Borrower or the Corporate Guarantor in favour of the Lender, the provision of this Agreement shall govern and prevail and the conflicting or inconsistent provision in the Security Document or other agreement shall be deemed to be amended to be consistent with the provision hereof.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

TRACE ENERGY SERVICES LTD.

Per:

c/s
Per:

TRACE ENERGY SERVICES, INC.

Per:

c/s
Per:

GEOKINETICS INC.

Per:

c/s
Per:

QUANTUM GEOPHYSICAL, INC.

Per:

c/s
Per:

GEOPHYSICAL DEVELOPMENT CORPORATION

Per:

c/s
Per:

HSBC BANK CANADA

Per:

Per:

SCHEDULE 1

DRAWDOWN NOTICE

TO:                 HSBC BANK CANADA, as Lender

FROM:           TRACE ENERGY SERVICES LTD., as Borrower

DATE:            , 20

(1)           This Drawdown Notice is delivered to you pursuant to Section 2.2 of the fifth amended and restated credit agreement (the “Credit Agreement”) dated as of November <>, 2005.  All defined terms set forth in this Drawdown Notice shall have the respective meanings set forth in the Credit Agreement.

(2)           We hereby request a Drawdown as follows:

a.             Date of Drawdown:

b.             Amount of Drawdown:

c.             Type of Loan:

(3)           All of the covenants of the Loan Parties contained in Article 9 of the Credit Agreement together with all of the conditions precedent to the Drawdown and all other terms and conditions contained in the Credit Agreement to be complied with by the Loan Parties have been fully complied with.

(4)           No Default or Event of Default has occurred and is continuing, nor will any Default or Event of Default occur as a result of the aforementioned Drawdown.

Yours very truly,

TRACE ENERGY SERVICES LTD.

Per:

c/s

Per:

SCHEDULE 2

Litigation

1.             Potential claim by bond provider in Argentina.  The amount of the potential claim is approximately $130,000 U.S. Dollars.  The Borrower is currently seeking legal advice in that jurisdiction.